Exhibit 11

Statements re: Computation of Earnings per Share
Brenton Banks, Inc.



                              Six Months Ended              Three Months Ended
                                  June 30,                        June 30,
                              1999         1998              1999          1998
                              ____         ____              ____          ____

Basic EPS Computation
   Numerator:
     Net income              $ 8,807,468    9,714,540       4,229,238     4,995,562
                              ==========   ==========      ==========    ==========

   Denominator:
     Average common shares
       outstanding            20,564,809   20,969,829      20,516,133    20,894,249
                              ==========   ==========      ==========    ==========

   Basic EPS                       $0.43        $0.46           $0.21         $0.24
                              ==========   ==========      ==========    ==========

Diluted EPS Computation
   Numerator:
     Net income              $ 8,807,468    9,714,540       4,229,238     4,995,562
                              ==========   ==========      ==========    ==========

   Denominator:
     Average common shares
       outstanding            20,564,809   20,969,829      20,516,133    20,894,249
     Average stock options       324,771      452,413         324,771       452,413
                              __________   __________      __________    __________
                              20,889,580   21,422,242      20,840,904    21,346,662
                              ==========   ==========      ==========    ==========
   Diluted EPS                     $0.42        $0.45           $0.20         $0.23
                              ==========   ==========      ==========    ==========

Note: 1998 amounts have been restated for the 10 percent common stock dividend effective in June 1999.

